Exhibit No. 10.1

CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”), dated as of July 25, 2022 and effective as of August 1, 2022 (the “Effective Date”), is made and entered into by and between Daniel H Walker (“Consultant”) and The Pennant Group, Inc. (“Company”).
WHEREAS, Consultant will be retiring from his position as Chief Executive Officer of the Company effective July 31, 2022;
WHEREAS, Company and Consultant desire to enter into a relationship whereby Consultant will provide consulting services to Company for five months following his retirement, with such consulting services to be in addition to Consultant’s continuing services as the Chairman of the Board of Directors of the Company.
WHEREAS, it is the parties’ intention that Consultant be an independent contractor and not Company’s employee, and that, to the fullest extent allowed by law, Consultant retains sole and absolute discretion and judgment in the manner and means of performing the Services.
NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.    Engagement as Consultant. Company hereby engages Consultant to act as an independent consultant to provide the Services as of the Effective Date.
2.    Consulting Services. Consultant shall perform consulting services during the Term as reasonably requested by Company through Company’s Board of Directors or Chief Executive Officer in connection with transitioning Consultant’s successor into the position of Chief Executive Officer of the Company (collectively, the “Services”); provided, however, for the avoidance of doubt, that neither this Agreement nor any compensation or benefits contemplated hereunder shall relate to Consultant’s continued service as Chairman of the Board of Directors.
3.    Independent Contractor Status. As of the Effective Date, Consultant is not an employee of Company for any purpose whatsoever, including state and federal taxes and workers' compensation insurance, but is an independent contractor. Neither this Agreement, the relationship created between the parties hereto pursuant to this Agreement, nor any course of dealing between the parties hereto is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship. Company is interested only in the results obtained by Consultant, who shall have sole control of the manner and means of performing under this Agreement. Consultant’s work performing the Services is work that is outside Company’s usual course of business.
4.    Nature of Consultant's Relationship to Company. The nature of Consultant’s independent contractor relationship with Company shall be further defined as follows:
(a)    State and Federal Taxes. Company will not withhold any monies for any state, local or federal taxing authorities from any amounts earned by Consultant pursuant to this Agreement. To the extent required by law, Company shall prepare and file a Form

1099 with the Internal Revenue Service (“IRS”) reporting the amounts paid to Consultant. Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s earnings hereunder, including estimated taxes. Consultant hereby indemnifies Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by Company arising out of Consultant’s breach of this paragraph.
(b)    Fringe Benefits. Consultant shall receive no fringe benefits under this Agreement whatsoever, and accordingly, shall receive no insurance benefits (medical, dental or otherwise), disability income, vacation, holiday pay, sick pay, or any other benefits from and after the Effective Date. Consultant hereby waives the right to receive any such benefits that Company provides to its employees, except with regards to any benefits (and reimbursement therefor) Consultant may be entitled to pursuant to COBRA.
(c)    Consultant’s Expenses. Consultant shall be reimbursed for any expenses incurred by Consultant in performing the Services hereunder, including, but not limited to, travel, long distance telephone, Federal Express, and hotels, provided, that Company’s prior approval shall be required once total monthly expenses exceed $5,000. Consultant agrees to comply with Company credit card policy, including providing support for all expenses incurred greater than twenty-five dollars ($25). Consultant’s telephone expense shall be covered by the Company during the Term. Consultant shall obtain and maintain at Consultant’s sole expense any licenses or insurance required by federal, state or local law.
(d)    Non-Exclusivity of Services. Subject to Section 9 and 10 below, Consultant is free to pursue any and all outside activities and/or employment as Consultant desires.
5.    Compensation. As payment for the Services during the Term, Company shall pay Consultant the following:
(a)    A consulting fee of $29,583 per month, which shall be paid in substantially equal installments on a monthly basis;
(b)    During the Term, the Company shall reimburse Consultant for the cost of COBRA premiums at the same rates as it pays for its active senior executives under the Company’s healthcare benefits (together with the consulting fee in clause (a) above, the “Consulting Fees”); and
(c)    In addition, during the Term, Consultant shall be entitled to the exclusive use of a company car of at least the same type and quality as that furnished to Consultant as of the Effective Date. After the Term, Consultant shall deliver the company car to the Company.
Subject to Consultant’s compliance with the terms of this Agreement, any earned Consulting Fees shall be paid in arrears by the fifteenth (15th) day of the month following the month in which the Services were performed.
6.     Tax Preparation Expenses. Within thirty (30) days after Consultant submits evidence of payment for such services, Company shall reimburse Consultant for Consultant’s actual out-of-pocket third party costs to prepare Consultant’s tax returns for the 2022 calendar year.
7.    Term. The term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2022 (the “Term”).

8.    Confidential Information.
(a)    Consultant shall not disclose or use at any time, either during the Term or thereafter, any Confidential Information (as defined below) of which Consultant is or becomes aware, whether or not such information is developed by Consultant, except to the extent that such disclosure or use is directly related to and required by Consultant’s performance in good faith of duties for Company. Consultant will take all appropriate steps to safeguard Confidential Information in Consultant’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Consultant shall deliver to Company at the termination of this Agreement, or at any time Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information of the business of Company which Consultant may then possess or have under Consultant’s control. Notwithstanding the foregoing, Consultant may truthfully respond to a lawful and valid subpoena or other legal process, but shall give Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to Company and its counsel the documents and other information sought, and shall assist Company and such counsel in resisting or otherwise responding to such process. Nothing in this Agreement prohibits Consultant from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Consultant does not need the prior authorization to make any such reports or disclosures and is not required to notify Company of such reports or disclosures. Pursuant to the Defend Trade Secrets Act of 2016, Consultant acknowledges that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, Consultant understands that Company will not retaliate against him in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and Consultant files any type of proceeding against Company alleging that Company retaliated against him because of his disclosure, Consultant may disclose the relevant Confidential Information to his attorney and may use the Confidential Information in the proceeding if (x) Consultant files any document containing the Confidential Information under seal, and (y) Consultant does not otherwise disclose the Confidential Information except pursuant to court or arbitral order.
(b)    As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by Company or its subsidiaries in connection with its business, including, but not limited to, information, observations and data obtained by Consultant while providing services to Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of Company or its subsidiaries (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by Consultant in breach of this Agreement) in a form generally available to the public prior to the date Consultant proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(c)    For the avoidance of doubt, this Section 8 shall not be construed so as to negate, modify or affect in any way the provisions of any other agreement between the parties or supersede any prior obligation of Consultant with respect to Confidential Information stemming from his role as Chief Executive Officer of the Company.
9.    Restriction on Competition. During the Term and for a period of two (2) years immediately following the end of the Term (the “Restricted Period”), Consultant shall not within the United States or anywhere else in the world where the Company engages in business, or reasonably anticipates engaging in business, perform for or on behalf of any Competitor (as defined below), the same or similar services as those that Consultant has performed for the Company. In addition, during the Restricted Period, Consultant shall not engage in, own, operate, or control any Competitor. For purposes of this Agreement, “Competitor” means any person or entity engaged in any business engaged in by the Company (whether directly or indirectly through its controlled subsidiaries) on the Effective Date.
10.    Non-Solicitation/Non-Interference. During the Restricted Period, Consultant shall not (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company and its subsidiaries and any employees, or (ii) induce or attempt to induce any customer, client, member, supplier, licensee, licensor or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or otherwise interfere with the business relationship between the Company or its subsidiaries and any such customer, client, member, supplier, licensee, licensor or business relation.
11.    Enforcement. Consultant agrees that Consultant’s services are unique and that he has access to Confidential Information. Accordingly, Consultant agrees that a breach by Consultant of any of the covenants in Sections 8, 9 or 10 would cause immediate and irreparable harm to Company that would be difficult or impossible to measure, and that damages to Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, Consultant agrees that in the event of any breach or threatened breach of any provision of Sections 8, 9 or 10, Company shall be entitled, in addition to and without limitation upon all other remedies Company may have, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of Sections 8, 9, or 10.
12.    No Breach of Contract. Consultant hereby represents to Company that: (i) the execution and delivery of this Agreement by Consultant and Company and the performance by Consultant of the Services hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Consultant is a party or otherwise bound or any judgment, order or decree to which Consultant is subject; (ii) that Consultant has no information (including, without limitation, confidential information and trade secrets) relating to any other individual, company or other entity which would prevent, or be violated by, Consultant entering into this Agreement or performing the Services hereunder; (iii) Consultant is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other individual, company or other entity which would prevent, or be violated by, Consultant entering into this Agreement or performing the Services hereunder; and (iv) Consultant understands Company will rely upon the accuracy and truth of the representations and warranties of Consultant set forth herein and Consultant consents to such reliance.
13.     Release. As a condition precedent to entering into this Agreement, Consultant shall provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A (the “Release”), and such Release shall have not been revoked by Consultant pursuant to any revocation rights afforded by applicable law. Company shall provide the final form of Release to Consultant on the date hereof, and Consultant shall be required to execute and return the Release to Company no later than twenty one (21) days following the date hereof. Consultant agrees to execute a general release agreement in substantially similar form as the Release within twenty one (21) days following the end of the Term.
14.    Entire Agreement; Interpretation. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof, written or otherwise. This Agreement may be amended or modified only by a written instrument of each of the parties to this Agreement.
15.    Assignment; Binding Effect. This Agreement shall inure to the benefit of, and be enforceable by, Company and its successors and assigns; however, this Agreement is personal to Consultant and may not be assigned by Consultant in whole or in part.
16.    Severability. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
17.    Governing Law. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Idaho, without regard to conflicts of laws principles.
18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.
19.    Notices. Any notice to Company required or permitted under this Agreement shall be given in writing to Company, by email addressed to the General Counsel of the Company. Any such notice to Consultant shall be given in a like manner at his email address then shown in Company’s files.
20.    Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that each party has had the opportunity to consult with legal counsel of its choice.
*    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first written above.

    “CONSULTANT”

    By:    /s/DANIEL H WALKER
        Daniel H Walker
[Signature Page to Consulting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first written above.
    “COMPANY”
    The Pennant Group, Inc.

    By: /s/DEREK BUNKER
        Name: Derek Bunker
        Title: Executive Vice President

On behalf of the Compensation Committee of the Board of Directors
[Signature Page to Consulting Agreement]

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1.    Release. Daniel H Walker (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue The Pennant Group, Inc. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any obligations under the Consulting Agreement dated as of [•], 2022 by and between the Company and Executive (the “Consulting Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.    Acknowledgement of Payment of Wages. Executive acknowledges that Executive has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, incentive or other wages), and usual benefits through the date of this Agreement.
3.    Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that the Executive later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:
(a)    In return for this Agreement, Executive will receive consideration beyond that which he was already entitled to receive before executing this Agreement;
(b)    Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    Executive was given a copy of this Agreement on [•], 2022, and informed that he or she had twenty one (21) days within which to consider this Agreement and that if he or she wished to execute this Agreement prior to the expiration of such 21-day period he or she will have done so voluntarily and with full knowledge that Executive is waiving his or her right to have twenty one (21) days to consider this Agreement; and that such twenty one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty one (21) day period after Executive received it;
(d)    Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement and the Consulting Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention General Counsel), 1675 E. Riverside Drive, Suite 150, Eagle, Idaho 83616, so that it is received within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.    No Transferred Claims. Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
6.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(c)    Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Idaho, notwithstanding any Idaho or other conflict of law provision to the contrary.
(d)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(e)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(f)    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(g)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
[Remainder of page intentionally left blank]

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Idaho that the foregoing is true and correct.
EXECUTED this [•] 2022, at ______________________ County, __________.
“EXECUTIVE”

Daniel H Walker

EXECUTED this ________ day of ________ 2022, at ______________________ County, __________.

“COMPANY”

The Pennant Group, Inc.

By:
Name: Derek Bunker
Title: Executive Vice President